Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Relay Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Fee Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 per share	457(r)	32,857,143	—	$230,000,001.00	0.00014760	$33,948.01 (1)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$230,000,001.00		$33,948.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$33,948.01

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form
S-3ASR
(Registration
No. 333-281308).